Exhibit 99.1


                                                           Contact: Maria Brous
                                                                 (863) 680-5339




                        Publix Announces Annual Dividend


     LAKELAND, Fla., March 16, 2006 -- Publix Super Markets Inc. announced that its board of directors declared an annual cash dividend on its common stock. The 2006 dividend is $1.00 per share, up from 70 cents per share in 2005. The dividend will be paid on June 1, 2006, to stockholders of record as of the close of business April 21, 2006.
     Publix stock is currently priced at $80.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
     Publix is owned and operated by its 135,000 employees, with 2005 sales of $20.6 billion. Currently Publix has 876 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for nine consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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